UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2018 (September 21, 2018)

FC Global Realty Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of principal executive offices)	(Zip Code)

215-619-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[ ]

Item 8.01	Other Items.

On September 21, 2018, FC Global Realty Incorporated (the “Company”) received notice that a suit had been filed against it in the Supreme Court of New York for the County of New York by Suneet Singal, its former Chief Executive Officer. The suit also names the Company’s transfer agent, Broadridge Corporate Issuer Solutions Inc. (“Broadridge”). The suit alleges breach of contract, breach of good faith and, with regard to Broadridge, a violation of UCC Article 8-401, and demands the issuance and release to Mr. Singal of 1,000,000 shares of the Company’s common stock, as well as other unspecified damages.

As previously reported, the Company issued Mr. Singal 1,000,000 shares of its common stock in connection with his resignation from the Chief Executive Officer position, under a Separation Agreement dated December 22, 2017. The Company’s board of directors later unanimously determined to rescind the grant of that stock, in part because of discoveries made in 2018 regarding the valuation and/or transfer of assets by First Capital Real Estate Operating Partnership, L.P., in which Mr. Singal is Chief Executive Officer of First Capital Real Estate Trust Incorporated, the Partnership’s General Partner. Those discoveries included an alleged misleading valuation of one property resulting in that property’s value being lowered by approximately $1 million, and an alleged incorrect transfer of interests in another property, Avalon Jubilee, to the Company despite the interests being subject to a right of first refusal.

The Company has not yet been served with the lawsuit, but intends to vigorously defend itself and Broadridge from these allegations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

FC GLOBAL REALTY INCORPORATED

Date: September 27, 2018	By:	/s/ Michael R. Stewart
Michael R. Stewart
Chief Executive Officer